EXHIBIT 5.1

                     [LETTERHEAD OF GREENBERG TRAURIG, LLP]


                                                               December 31, 2003

Market Central, Inc.
1650 A Gum Branch Road
Jacksonville, NC 28540

Ladies and Gentlemen:

         In connection with the preparation and filing by Market Central, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 3,000,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share, pursuant to the Company's 2003 Amended and Restated Stock Plan (the "Plan"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purpose of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including any examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that (subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable) the Shares have been duly authorized and, when issued and sold upon exercise of the options for such Shares and payment of the exercise price therefor as contemplated by the Plan and any Agreement (as defined in the Plan) relating thereto, such Shares will be validly issued, fully paid and nonassessable.


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Market Central, Inc.
December 31, 2003
Page 2


         We render no opinion as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretation thereof, be changed.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or Rules and Regulations of the Commission.



                                                     Sincerely,


                                                     /s/ Greenberg Traurig LLP
                                                     ---------------------------